                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20548

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                  Commission file Number 0-22294

                                                      Cusip Number ____________

         (Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[ ] Form 10-Q and Form QSB [ ] Form N-SAR

         For Period Ended: DECEMBER 31, 1998

[ ] Transition Report on Form 10-K and Form 10-KSB

[ ] Transition Report on Form 20-F

[ ] Transition on Form 11-K

[ ] Transition Report on Form 10-Q and Form 10-QSB

[ ] Transition Report on Form N-SAR

    For the Transition Period Ended: __________________________________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________________________________________________________________

_______________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

                 Full name of Registrant        MEDWASTE, INC.
                                         --------------------------

                           Former Name if Applicable

_______________________________________________________________________________

         Address of Principal Executive Office (Street and Number)

                              6175 NW 153rd STREET
______________________________________________________________________________


                City, State and Zip Code: MIAMI LAKES, FL 33014
_______________________________________________________________________________

                                    PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (check appropriate box)

         [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

         State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

         Since calendar year end, there have been significant changes in the Registrant's management and finance department, which has necessitated additional work necessary to complete the audit for fiscal year ended December 31, 1998.


                                    PART IV
                               OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

GEORGE MAS, VICE PRESIDENT/CHIEF FINANCIAL OFFICER    (305) 819-8877
-------------------------------------------------------------------------------
(Name)                                         (AREA CODE)  (TELEPHONE NUMBER)

         (2)               Have all other periodic reports required under
                           section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify reports(s).

                           [X] Yes  [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           [X] Yes [  ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  The Registrant is filing for an extension because there have been significant changes in Registrant's management and accounting department. In connection therewith, the Registrant's management is presently analyzing certain accounting policies affecting 1998 which will require material restatements to previously filed quarterly reports.

                  At this time, the outcome of such analysis is not complete, so the Registrant is unable to quantify the amount of the restatement.

                                MED/WASTE, INC.
-------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MED/WASTE, INC.

Date: 03-29-99                              By: /s/ George Mas
     ----------------------                    ------------------------------
                                               GEORGE MAS, VICE PRESIDENT